Introgen Therapeutics Reports First Quarter 2003 Results

     AUSTIN, Texas, May 13 /PRNewswire-FirstCall/ -- Introgen Therapeutics, Inc. (Nasdaq: INGN) announced today that its results for the quarter ended March 31, 2003, were consistent with its expectations, during which time Introgen reported progress in its clinical development program and intellectual property portfolio.

     Introgen reported a net loss of $5.4 million, or $0.25 per share, for the quarter ended March 31, 2003. These results compare to a net loss of $7.9 million, or $0.37 per share, for the quarter ended March 31, 2002. Cash used during the first quarter of 2003 was $4.4 million, which is $3.1 million less than the $7.5 million of cash used during the quarter ended December 31, 2002.

     Introgen had revenue of $150,000 for the quarter ended March 31, 2003, compared to revenue of $229,000 for the quarter ended March 31, 2002. Total operating expenses were $5.7 million for the quarter ended March 31, 2003, compared to $8.5 million for the quarter ended March 31, 2002.

     At March 31, 2003, the Company had cash and cash equivalents of $19.1 million.

     Introgen's president and CEO, David G. Nance, said, "Introgen's quarter reflects the commitment we made to reduce our cash burn, and the success of achieving that goal. We are moving ahead with registration plans for ADVEXIN in head and neck cancer and designing pivotal trials for ADVEXIN's second indication and INGN 241. We released news related to a number of important publications and events this year and are looking forward to the annual meeting of the American Society of Clinical Oncology where we will be presenting ADVEXIN data including phase 2 data in breast cancer and additional INGN 241 clinical data."

Quarterly Conference Call

     Introgen has scheduled a conference call to discuss the financial results at 4:30 p.m. ET today. Interested parties can access a live Internet broadcast at www.introgen.com or www.companyboardroom.com . For those unable to listen to the broadcast the call will be archived at Introgen's Website at www.introgen.com in the Investor Relations section.

     Introgen is a leader in the development and production of gene-based drugs for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

     Certain statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen's future success with its clinical development program, registration plans for ADVEXIN and INGN 241, or pivotal trial plans for ADVEXIN's second indication. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen's operations and business environment, including, but without limitation, Introgen's stage of product development and the limited experience in the development of gene-based drugs in general, Introgen's dependence upon proprietary technology and current competition, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen's product candidates, the ability to obtain the appropriate regulatory approvals, patent protection and market acceptance, as well as other risks detailed from time to time in Introgen's filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed on March 31, 2003 and its quarterly report on Form 10-Q filed on November 13, 2002. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

     Editor's Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen's Website at www.introgen.com.

     Contact:
     Introgen Therapeutics, Inc.
     C. Channing Burke
     (512) 708 9310 Ext. 322
     Email: c.burke@introgen.com


                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                  MARCH 31,       DECEMBER 31,
                                                    2003              2002
                                                 (Unaudited)
                                                          (Thousands)

    CASH AND CASH EQUIVALENTS                      $19,101           $23,467

    OTHER CURRENT ASSETS                               730               812

    PROPERTY AND EQUIPMENT, NET                      8,377             8,742

    OTHER ASSETS                                       295               295

            TOTAL ASSETS                           $28,503           $33,316

    ACCOUNTS PAYABLE AND OTHER CURRENT
     LIABILITIES                                    $5,889            $5,427

    NOTES PAYABLE AND CAPITAL LEASE
     OBLIGATIONS, NET OF CURRENT PORTION             7,216             7,435

    OTHER LONG TERM LIABILITIES                        684               619

            TOTAL LIABILITIES                       13,789            13,481

            TOTAL STOCKHOLDERS' EQUITY              14,714            19,835

            TOTAL LIABILITIES AND
             STOCKHOLDERS' EQUITY                  $28,503           $33,316


                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                     2003              2002
                                                  (Unaudited)      (Unaudited)

                                                   (Thousands except per share
                                                           information.)

    CONTRACT MANUFACTURING, GRANT AND
       OTHER REVENUE                                  $150              $229

    OPERATING EXPENSES:
      RESEARCH AND DEVELOPMENT                       4,342             6,699
      GENERAL AND ADMINISTRATIVE                     1,387             1,755

            TOTAL OPERATING EXPENSES                 5,729             8,454

          LOSS FROM OPERATIONS                      (5,579)           (8,225)

    INTEREST INCOME, INTEREST EXPENSE AND
     OTHER INCOME, NET                                 140               288

          NET (LOSS)                               ($5,439)          ($7,937)

    NET LOSS PER SHARE, BASIC AND DILUTED           ($0.25)           ($0.37)

    SHARES USED IN COMPUTING BASIC AND DILUTED
     NET LOSS PER SHARE                             21,525            21,450